Exhibit 16.1

May 6, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements made by Revelation Biosciences, Inc. (the “Company”) in Item 4.01 of the Company’s 8-K dated May 6, 2022. We agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ dbbmckennon